Exhibit 99.1

Financial Information

On August 29, 2023, BeiGene, Ltd. (the “Company”) filed its 2023 Interim Report for the six months ended June 30, 2023 (the “STAR Interim Report”) with the Science and Technology Innovation Board (the “STAR Market”) of the Shanghai Stock Exchange, which was prepared in accordance with the listing rules of the STAR Market and the applicable securities laws and regulations of the Peoples’ Republic of China (the “PRC” and the “PRC Securities Laws”). The STAR Interim Report is available to the public in Chinese language only on the website maintained by the Shanghai Stock Exchange at www.sse.com.cn.

As required by the PRC Securities Laws, the STAR Interim Report contains additional financial information of the Company regarding the Company’s research and development expenses allocated by key products and other research and development projects for the six months ended June 30, 2023 (the “Reporting Period”), prepared in accordance with the China Accounting Standards for Business Enterprises – Basic Standard (“CAS”) and other applicable PRC accounting rules, guidance and interpretations (together with CAS, “PRC GAAP”), including but not limited to the China Securities Regulatory Commission's Compilation Rule for Information Disclosure by Companies Offering Securities to the Public No. 15 – General Rules for Financial Statement (2014 revised), and Compilation Rule for Information Disclosure by Companies Offering Securities to the Public No. 24-Special Provisions on Information Disclosure in Financial Statements of Pilot Innovative Red-chip Companies on the Sci-Tech Innovation Board.  The key differences between such financial information prepared in accordance with PRC GAAP and those prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for the Reporting Period, which was previously filed with the U.S. Securities and Exchange Commission, are summarized below.

Key Differences between PRC GAAP and U.S. GAAP

Share-based Compensation

Under U.S. GAAP, the Company elects to recognize share-based compensation expenses using the straight-line method for all employee equity awards granted with graded vesting based on service conditions, provided that the amount of compensation cost recognized at any date is at least equal to the portion of the grant-date value of the options that are vested as of that date.

Under PRC GAAP, the Company recognizes share-based compensation expense using the accelerated method for all employee equity awards granted with graded vesting.

Under U.S. GAAP, the excess tax benefit resulting from the pre-tax deductible amount arising from U.S. employee share-based payments over the cumulative share-based payment-related expenses recognized for accounting purposes should be recorded in current income tax expenses/benefits, rather than shareholders’ equity under PRC GAAP.

Income Taxes in the Interim Period

Under U.S. GAAP, one overall estimated annual effective tax rate should be used to determine the interim period tax expense or benefit when a company is subject to tax in one or more jurisdictions.

PRC GAAP requires that an entity determine a separate estimated average annual effective income tax rate for each taxing jurisdiction and apply it individually to the interim period pre-tax income of each jurisdiction.

Leasing

Under U.S. GAAP, as a lessee, the Company recognizes a lease liability based on the present value of the total remaining lease payments, and a corresponding right-of-use assets. The Company subsequently recognizes operating lease expenses on a straight-line basis over the lease term.

PRC GAAP requires lessees to present interest expenses on the lease liability and depreciation on the right-of-use assets separately in the statements of operations. The combination of a straight-line depreciation of the right-of-use assets and the effective interest rate method applied to the lease liability will result in a higher total charge to profit or loss in the initial years of the leases and decreasing expenses during the latter part of the lease term.

Research and Development Expenses Allocated by Key Products and Other R&D Projects

As required by the PRC Securities Laws, the STAR Interim Report contains financial information regarding the research and development (“R&D”) expenses allocated by key products, which was prepared in accordance with PRC GAAP. The corresponding financial information prepared in accordance with U.S. GAAP is presented below. Amounts reported herein are stated in thousands of U.S. dollars.

Pipeline Products/ Projects	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Zanubrutinib	81,056	70,985
Tislelizumab	46,979	47,002
Pamiparib	4,378	6,045
Ociperlimab (BGB-A1217)	38,777	57,825
Bcl-2 (BGB-11417)	17,544	9,421
OX40 (BGB-A445)	8,852	3,857
Other R&D projects	60,633	36,874
R&D collaboration projects	23,274	46,789
Subtotal of external R&D expenses	281,493	278,798
Internal R&D expenses	549,855	489,324
Total	831,348	768,122